Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FOURTH QUARTER

AND FULL YEAR 2015 RESULTS

Highlights:

•	Contract drilling service costs down 18 percent year over year.

•	Impairment charge totaling $418 million.

•	Retirement of two rigs, bringing total retirements since 2014 to five rigs.

•	Liquidity exceeds $3 billion as cash and equivalents surpass $500 million.

•	Net debt to total capitalization declines to 35 percent.

•	Announcement of two-year contract extension for Noble Sam Turner, extending the rig’s contract period into mid-2018.

London, February 3, 2016 – Noble Corporation plc (NYSE:NE) today reported a fourth quarter 2015 net loss attributable to Noble Corporation of $152 million, or $0.63 per diluted share, on revenues of $858 million.

Results for the quarter included an after-tax charge of $418 million, or $1.73 per diluted share, relating to the impairment of two rigs and certain corporate assets. The Company has decided to retire the drillship Noble Discoverer and the jackup Noble Charles Copeland, reducing its fleet count to 30 units. Fourth quarter 2015 results also benefited from a lump sum payment to the Company, adjusted for certain other items, following the customer’s decision to terminate its remaining contract commitment on the Noble Discoverer in accordance with the terms of the contract. The Company recognized a net gain of $140 million after-tax following the termination, or $0.58 per diluted share. Excluding the impact of the impairment charge and contract termination, fourth quarter 2015 net income attributable to Noble Corporation would have been $126 million, or $0.52 per diluted share, on revenues of $713 million. The results compared to net income attributable to Noble Corporation in the third quarter of 2015 of $326 million, or $1.32 per diluted share, on revenues of $897 million. Third quarter 2015 results included a net gain from an arbitration award totaling $148 million after-tax, or $0.60 per diluted share. Excluding the impact of the arbitration award, net income attributable to Noble Corporation in the third quarter of 2015 would have been $178 million, or $0.72 per diluted share, on revenues of $760 million.

MORE

For the fourth quarter of 2014, the Company reported a net loss from continuing operations of $595 million, or $2.38 per diluted share, on revenues of $805 million. Results for the fourth quarter included an after-tax charge of $713 million, or $2.85 per diluted share, relating to the impairment of three rigs and the Company’s total goodwill balance. All three rigs were retired from service. Excluding the impairment charge, net income from continuing operations in the fourth quarter of 2014 would have been $119 million, or $0.47 per diluted share.

For the twelve months ended December 31, 2015, net income attributable to Noble Corporation totaled $511 million, or $2.06 per diluted share, on revenues of $3.4 billion. Excluding the fourth quarter 2015 impairment charge and contract termination and the third quarter arbitration award, net income attributable to Noble Corporation would have been $642 million, or $2.59 per diluted share, on revenues of $3.1 billion. The full year 2015 results compared to a net loss from continuing operations for the twelve months ended December 31, 2014 of $152 million, or $0.60 per diluted share on revenues of $3.2 billion. Adjusted for the fourth quarter 2014 impairment charge, net income from continuing operations would have been $561 million, or $2.22 per diluted share.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Strong, consistent operations execution was at the forefront of our accomplishments in 2015 and was influential in reinforcing our excellent industry position. Quarter-over-quarter contract drilling service costs, adjusted for the impact of a contract termination in the fourth quarter and favorable arbitration award in the third quarter, declined another 3 percent, resulting in an 18 percent reduction for the full year when compared to 2014. Ongoing cost control measures are likely to result in further reductions in 2016. Also, the performance of our fleet was another noteworthy achievement in the year. Although fourth quarter downtime was elevated relative to our experience over the first nine months of the year, we completed 2015 with downtime of 5 percent, again below our expectations for the year.

Continuing, Williams added, “We also ended the year with improved financial metrics that we believe will provide the foundation for continued success in managing our Company through another year of challenging industry fundamentals. With a year-end cash balance in excess of $500 million, our liquidity position grew to approximately $3.2 billion. Net debt to total capitalization declined to 35 percent in 2015 compared to 40 percent in 2014 and we continue to benefit from strong contract cover, especially in our jackup fleet.”

Contract drilling services revenues in the fourth quarter of 2015 were $837 million, or $693 million after excluding approximately $145 million relating to the contract termination on the Noble

Discoverer. The quarterly revenues compared to $874 million in the third quarter of 2015, or $737 million after adjusting for approximately $136 million relating to the arbitration award. Although fleet utilization improved slightly in the fourth quarter to 83 percent compared to 82 percent in the previous quarter, average daily revenues, exclusive of the contract settlement and the arbitration award in the fourth and third quarters of 2015, respectively, declined 6 percent to $304,400 in the fourth quarter compared to $325,500 in the third quarter. The decline was due largely to unfavorable contractual dayrate changes across the fleet and an increase in fleet downtime, primarily on rigs in the U.S. Gulf of Mexico, which were partially offset by the commencement of operations on the jackup rig Noble Tom Prosser. Contract drilling services operating costs totaled $299 million in the fourth quarter, up 2 percent when compared to the third quarter of 2015. Fourth quarter operating costs included $5 million of expenses relating to the demobilization of the Noble Discoverer following the early termination of the rig’s contract, while operating costs in the previous quarter included $10 million of legal fees recognized as a reduction of contract drilling costs related to the arbitration award. Excluding these items, operating costs for the fourth quarter were $294 million, down 3 percent when compared to $303 million in the previous quarter. The results were due primarily to lower repair, maintenance and labor costs, partially offset by higher safety and environmental costs and an increase in mobilization costs relating to the relocation of the semisubmersible Noble Paul Romano to the U.S. Gulf of Mexico.

Net cash from operating activities totaled $510 million in the fourth quarter of 2015, and $1.8 billion for the year ended December 31, 2015. Capital expenditures were $142 million in the fourth quarter, with capital expenditures for the year ended December 31, 2015 totaling $423 million. Total debt at December 31, 2015 was $4.5 billion, with a debt to total capital ratio of 38 percent, and compared to total debt and debt to total capital of $4.9 billion and 40 percent, respectively, at December 31, 2014. Reflecting the Company’s strong cash position at year end 2015, net debt to total capitalization fell to 35 percent compared to 40 percent at year end 2014. Liquidity, defined as cash, cash equivalents and availability under revolving credit facilities, improved to $3.2 billion at December 31, 2015 compared to $2.8 billion at the close of the third quarter. The Company has operated with two credit facilities with an aggregate capacity of $2.7 billion. One of these credit facilities, with capacity of $225 million matured, in late January 2016 and was not extended.

Operating Highlights

Utilization of the Company’s 17 floating rigs, comprised of nine drillships and eight semisubmersibles, was 84 percent in the fourth quarter of 2015, compared to 81 percent in the previous quarter. The improvement in utilization was driven largely by a full quarter of operations on the semisubmersible Noble Paul Romano, partially offset by a modest increase in fleet downtime. Average daily revenues, exclusive of the contract termination on the Noble Discoverer and arbitration award for the Noble Homer Ferrington during the fourth and third quarters, respectively, declined 7 percent to $424,500 in the fourth quarter compared to third quarter average daily revenues of $457,900. The negative variance was attributable to a reduced dayrate for the semisubmersible Noble Amos Runner and modest downtime in the fleet. Following its decision to retire the Noble Discoverer, the Company closed 2015 with all eight of its remaining drillships under long-term contracts. In the semisubmersible fleet, the Noble Homer Ferrington remains cold stacked while the Noble Max Smith is idle. The Company has commenced plans to “warm stack” the ultra-deepwater semisubmersibles Noble Jim Day and Noble Danny Adkins. The Noble Jim Day concluded a contract in late-January 2016 and the Noble Danny Adkins is expected to conclude its current drilling assignment by late-February 2016.

Utilization of the Company’s jackup rig fleet, comprised of 15 units, including one unit under construction, was 82 percent in the fourth quarter of 2015 compared to 84 percent in the previous quarter, with the decline driven largely by fewer operating days on the Noble Charles Copeland, Noble David Tinsley and Noble Regina Allen, partially offset by the commencement of operations on the Noble Tom Prosser. Average daily revenues declined 9 percent to $145,300 in the fourth quarter from $159,700 in the previous quarter. The unfavorable variance was due primarily to lower average dayrates in the Middle East region, partially offset by the Noble Tom Prosser contract commencement in early-October. As noted earlier, the Company will retire the Noble Charles Copeland, reducing its jackup fleet to 14 units, including one unit under construction. Of these 14 units, two rigs, the Noble Regina Allen and Noble Mick O’Brien, were idle at the close of 2015, although the Mick O’Brien is expected to commence its next contract as early as March 2016. Since the close of 2015, the Noble Sam Hartley has commenced a three-year contract offshore Brunei and the Noble Sam Turner was awarded a two-year contract extension, placing the rig under contract through late-August 2018. As part of the extension, the rig’s dayrate was reduced to $197,000 effective December 3, 2015, from a previous dayrate of $218,000 and the two-year extension will begin in late-June 2016 at a dayrate of $96,500.

At December 31, 2015, Noble’s total contract backlog was $6.9 billion compared to $8.1 billion at September 30, 2015. The Company entered 2016 with an estimated 68 percent of available rig operating days committed to contracts, consisting of 57 percent of its floating rig days and 81 percent of the jackup rig days. In 2017, 44 percent of the available fleet operating days are committed to contracts, including 37 percent and 52 percent of floater and jackup rig days, respectively.

Outlook

“We face a challenging offshore fundamental outlook in 2016,” said David Williams, “But Noble has successfully adapted to difficult cycles over its 95-year history and 2016 will be no different. We recognize that the components for success include strong contract cover, excellent and consistent operational performance, solid customer relationships, robust liquidity, manageable debt levels, and efficient use of capital. These important attributes are embedded in the culture at Noble, and we expect to make appropriate use of each to successfully manage this period of reduced customer demand.

“Our focus in 2016 will continue to center around operating our fleet in a safe and efficient manner, while capitalizing on contract opportunities that develop across our regions of operation. We have already registered success in this area, with over 1,800 days of contract time awarded to our jackup fleet from the beginning of the fourth quarter of 2015. Although we are focused on maintaining utilization across the fleet, we plan to manage periods of inactivity, especially as it pertains to our premium rigs, efficiently, with cost management in mind, and strategically, to allow each rig the benefit of a quick response to emerging opportunities.”

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the Company’s website at www.noblecorp.com in the Investor Relations section.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, shipyard projects, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, dividend levels, sustainability of dividend levels, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its fourth quarter and full year 2015 results on Thursday, February 4, 2016, at 8:00 a.m. U.S. Central Standard Time.

Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 19374563, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, February 4, 2016, beginning at 11:00 a.m. U.S. Central Standard Time, through Friday, March 4, 2016, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 19374563. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Operating revenues
Contract drilling services	$837,129	$787,654	$3,261,610	$3,147,859
Reimbursables	20,555	17,086	90,642	84,644
Other	—	—	—	1

	857,684	804,740	3,352,252	3,232,504

Operating costs and expenses
Contract drilling services	298,505	391,056	1,232,529	1,500,512
Reimbursables	14,684	13,501	70,276	66,378
Depreciation and amortization	160,392	167,167	634,305	627,473
General and administrative	15,285	29,452	76,843	106,771
Loss on impairment	418,298	745,428	418,298	745,428

	907,164	1,346,604	2,432,251	3,046,562

Operating income (loss)	(49,480)	(541,864)	920,001	185,942

Other income (expense)
Interest expense, net of amount capitalized	(52,658)	(40,685)	(213,854)	(155,179)
Interest income and other, net	(799)	(1,429)	36,286	(1,298)

Income (loss) before income taxes	(102,937)	(583,978)	742,433	29,465
Income tax benefit (provision)	(34,591)	3,974	(159,232)	(106,651)

Net income (loss) from continuing operations	(137,528)	(580,004)	583,201	(77,186)
Net income (loss) from discontinued operations, net of tax	—	(15,030)	—	160,502

Net income (loss)	(137,528)	(595,034)	583,201	83,316
Net income attributable to noncontrolling interests	(14,713)	(14,535)	(72,201)	(74,825)

Net income (loss) attributable to Noble Corporation plc	$(152,241)	$(609,569)	$511,000	$8,491

Net income attributable to Noble Corporation plc
Income (loss) from continuing operations	$(152,241)	$(594,539)	$511,000	$(152,011)
Income (loss) from discontinued operations	—	(15,030)	—	160,502

Net income (loss) attributable to Noble Corporation plc	$(152,241)	$(609,569)	$511,000	$8,491

Per share data:
Basic
Income (loss) from continuing operations	$(0.63)	$(2.38)	$2.06	$(0.60)
Income (loss) from discontinued operations	—	(0.06)	—	0.63

Net income (loss) attributable to Noble Corporation plc	$(0.63)	$(2.44)	$2.06	$0.03

Diluted
Income (loss) from continuing operations	$(0.63)	$(2.38)	$2.06	$(0.60)
Income (loss) from discontinued operations	—	(0.06)	—	0.63

Net income (loss) attributable to Noble Corporation plc	$(0.63)	$(2.44)	$2.06	$0.03

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$512,245	$68,510
Accounts receivable	498,931	569,096
Prepaid expenses and other current assets	229,442	290,956

Total current assets	1,240,618	928,562

Property and equipment, at cost	14,056,323	14,442,922
Accumulated depreciation	(2,572,700)	(2,330,413)

Property and equipment, net	11,483,623	12,112,509

Other assets	167,743	245,751

Total assets	$12,891,984	$13,286,822

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,997	$—
Accounts payable	223,221	265,389
Accrued payroll and related costs	81,464	102,520
Other current liabilities	258,975	300,765

Total current liabilities	863,657	668,674

Long-term debt	4,188,904	4,869,020
Deferred income taxes	92,797	120,589
Other liabilities	324,396	341,505

Total liabilities	5,469,754	5,999,788

Commitments and contingencies

Equity
Total shareholders’ equity	6,699,229	6,564,730
Noncontrolling interests	723,001	722,304

Total equity	7,422,230	7,287,034

Total liabilities and equity	$12,891,984	$13,286,822

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$583,201	$83,316
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	634,305	863,547
Loss on impairment	418,298	745,428
Other changes in operating activities	126,547	85,917

Net cash from operating activities	1,762,351	1,778,208

Cash flows from investing activities
New construction	(52,522)	(1,353,555)
Other capital expenditures	(345,082)	(672,235)
Capitalized interest	(24,940)	(47,095)
Other investing activities	(9,993)	(36,383)

Net cash from investing activities	(432,537)	(2,109,268)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(1,123,495)	(437,647)
Dividend payments	(315,534)	(386,579)
Dividends paid to noncontrolling interests	(71,504)	(79,966)
Issuance of senior notes	1,092,728	—
Debt issuance costs on senior notes and credit facilities	(16,070)	(398)
Repayment of long-term debt	(350,000)	(250,000)
Long-term borrowings of Paragon Offshore	—	1,710,550
Financing costs on long-term borrowings of Paragon Offshore	—	(14,676)
Cash balances of Paragon Offshore in spin-off	—	(104,152)
Repurchases of shares	(100,630)	(154,145)
Other financing activities	(1,574)	2,125

Net cash from financing activities	(886,079)	285,112

Net change in cash and cash equivalents	443,735	(45,948)
Cash and cash equivalents, beginning of period	68,510	114,458

Cash and cash equivalents, end of period	$512,245	$68,510

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2015			2014			2015
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$837,129	$—	$837,129	$787,654	$—	$787,654	$873,813	$—	$873,813
Reimbursables	18,510	2,045	20,555	17,086	—	17,086	22,858	—	22,858

	$855,639	$2,045	$857,684	$804,740	$—	$804,740	$896,671	$—	$896,671

Operating costs and expenses
Contract drilling services	$298,505	$—	$298,505	$391,056	$—	$391,056	$293,067	$—	$293,067
Reimbursables	12,590	2,094	14,684	13,501	—	13,501	17,783	—	17,783
Depreciation and amortization	154,781	5,611	160,392	162,165	5,002	167,167	155,180	5,472	160,652
General and administrative	15,285	—	15,285	29,452	—	29,452	15,196	—	15,196
Loss on impairment	405,512	12,786	418,298	745,428	—	745,428	—	—	—

	$886,673	$20,491	$907,164	$1,341,602	$5,002	$1,346,604	$481,226	$5,472	$486,698

Operating income (loss)	$(31,034)	$(18,446)	$(49,480)	$(536,862)	$(5,002)	$(541,864)	$415,445	$(5,472)	$409,973

Operating statistics
Jackups:
Average Rig Utilization	82%			90%			84%
Operating Days	979			991			1,005
Average Dayrate	$145,283			$184,482			$159,745

Semisubmersibles:
Average Rig Utilization	67%			61%			59%
Operating Days	496			614			432
Average Dayrate (1)	$315,459			$352,515			$698,512

Drillships:
Average Rig Utilization	99%			100%			100%
Operating Days	800			777			828
Average Dayrate (2)	$672,972			$500,187			$497,147

Total:
Average Rig Utilization	83%			82%			82%
Operating Days	2,275			2,382			2,265
Average Dayrate (1) (2)	$367,953			$330,739			$385,755

(1)	Includes dayrate portion of the settlement of the Noble Homer Ferrington matter with BP and Exxon during the third quarter of 2015. Exclusive of the settlement, the average dayrate for the third quarter of 2015 would have been $382,545 and $325,537 for semisubmersibles and the total fleet, respectively.
(2)	Includes dayrate portion of the settlement of the Noble Discoverer contract cancellation with Shell during the fourth quarter of 2015. Exclusive of the settlement, the average dayrate for the fourth quarter of 2015 would have been $492,242 and $304,412 for drillships and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Numerator:
Basic
Income (loss) from continuing operations	$(152,241)	$(594,539)	$511,000	$(152,011)
Earnings allocated to unvested share-based payment awards	—	—	(11,208)	—

Income (loss) from continuing operations to common shareholders	$(152,241)	$(594,539)	$499,792	$(152,011)

Income (loss) from discontinued operations	$—	$(15,030)	$—	$160,502
Earnings allocated to unvested share-based payment awards	—	—	—	—

Income (loss) from discontinued operations, net of tax to common shareholders	$—	$(15,030)	$—	$160,502

Net income (loss) attributable to Noble Corporation plc	$(152,241)	$(609,569)	$511,000	$8,491
Earnings allocated to unvested share-based payment awards	—	—	(11,208)	—

Net income (loss) attributable to Noble Corporation plc to common shareholders	$(152,241)	$(609,569)	$499,792	$8,491

Diluted
Income (loss) from continuing operations	$(152,241)	$(594,539)	$511,000	$(152,011)
Earnings allocated to unvested share-based payment awards	—	—	(11,208)	—

Income (loss) from continuing operations to common shareholders	$(152,241)	$(594,539)	$499,792	$(152,011)

Income (loss) from discontinued operations	$—	$(15,030)	$—	$160,502
Earnings allocated to unvested share-based payment awards	—	—	—	—

Income (loss) from discontinued operations, net of tax to common shareholders	$—	$(15,030)	$—	$160,502

Net income (loss) attributable to Noble Corporation plc	$(152,241)	$(609,569)	$511,000	$8,491
Earnings allocated to unvested share-based payment awards	—	—	(11,208)	—

Net income (loss) attributable to Noble Corporation plc to common shareholders	$(152,241)	$(609,569)	$499,792	$8,491

Denominator:
Weighted average shares outstanding - basic	241,974	249,650	242,146	252,909
Incremental shares issuable from assumed exercise of stock options	—	—	—	—

Weighted average shares outstanding - diluted	241,974	249,650	242,146	252,909

Weighted average unvested share-based payment awards	—	—	5,430	—

Earnings per share
Basic
Continuing operations	$(0.63)	$(2.38)	$2.06	$(0.60)
Discontinued operations	—	(0.06)	—	0.63

Net income (loss) attributable to Noble Corporation plc	$(0.63)	$(2.44)	$2.06	$0.03

Diluted
Continuing operations	$(0.63)	$(2.38)	$2.06	$(0.60)
Discontinued operations	—	(0.06)	—	0.63

Net income (loss) attributable to Noble Corporation plc	$(0.63)	$(2.44)	$2.06	$0.03

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of total revenue	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Contract drilling services revenue	$837,129	$787,654	$873,813	$3,261,610	$3,147,859
Reimbursables	20,555	17,086	22,858	90,642	84,644
Other	—	—	—	—	1

Total revenue	$857,684	$804,740	$896,671	$3,352,252	$3,232,504

Adjustments
Noble Discoverer cancellation agreement	(144,562)	—	—	(144,562)	—
Noble Homer Ferrington arbitration award	—	—	(136,406)	(136,406)	—

Adjusted total revenue	$713,122	$804,740	$760,265	$3,071,284	$3,232,504

Reconciliation of net income from continuing operations attributable to Noble	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Net income (loss) from continuing operations attributable to Noble	$(152,241)	$(594,539)	$325,807	$511,000	$(152,011)

Adjustments
Impairment (property and equipment and goodwill)	418,298	713,099	—	418,298	713,099
Noble Discoverer cancellation agreement	(139,821)	—	—	(139,821)	—
Noble Homer Ferrington arbitration award	—	—	(147,669)	(147,669)	—

Adjusted net income from continuing operations attributable to Noble	$126,236	$118,560	$178,138	$641,808	$561,088

Reconciliation of diluted EPS from continuing operations	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Unadjusted diluted EPS from continuing operations (1)	$(0.63)	$(2.38)	$1.32	$2.06	$(0.60)
Impairment (property and equipment and goodwill)	1.73	2.85	—	1.69	2.82
Noble Discoverer cancellation agreement	(0.58)	—	—	(0.56)	—
Noble Homer Ferrington arbitration award	—	—	(0.60)	(0.60)	—

Adjusted diluted EPS from continuing operations	$0.52	$0.47	$0.72	$2.59	$2.22

(1)	For the quarters ended December 31, 2015 and 2014, as well as the year ended December 31, 2014, we experienced a net loss from continuing operations. As such, unvested share-based payment awards were excluded from the diluted earnings per share calculation for these periods as such awards were not dilutive.

Reconciliation of net debt to total capitalization	December 31, 2015	December 31, 2014
Current maturities of long-term debt	$299,997	$—
Long-term debt	4,188,904	4,869,020

Total debt	4,488,901	4,869,020
Less: cash and cash equivalents	512,245	68,510

Net debt	$3,976,656	$4,800,510

Net debt	$3,976,656	$4,800,510
Total equity	7,422,230	7,287,034

Total capitalization	$11,398,886	$12,087,544

Net debt to total capitalization	35%	40%